Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (No. 333-225994) on Form S-3 and (No. 333-126551, 333-151903, 333-174940, 333-190376, 333-198046, 333-206330, 333-217894 and 333-225998) on Form S-8 of Savara Inc. of our reports dated March 12, 2020, relating to the consolidated financial statements and to the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Savara Inc. for the year ended December 31, 2019.

/s/ RSM US LLP

Austin, Texas

March 12, 2020